                              EXHIBIT 99

96-11                                                   Kelly F. Somoza
                                                        Vice President
                                                        (713) 877-2391

                                                        http://www.ushome.com

                                                        November 8, 1996


           U.S. HOME CORPORATION ADOPTS STOCKHOLDERS RIGHTS PLAN


                  Houston, Texas, November 8, 1996 - U.S. Home Corporation (NYSE - UH), announced that its Board of Directors, at a regularly scheduled meeting, adopted a Stockholders Rights Plan to assure shareholders fair value and equal treatment in the event of any proposed takeover of the Company. The Company added that the Plan was not adopted in response to any attempt to acquire the Company and that it is not aware of any such effort.

                  Robert J. Strudler, Chairman of the Board and Co-Chief Executive Officer, stated "the Rights Plan does not, nor is it intended to, prevent a takeover, but rather is a measure to encourage anyone seeking to acquire the Company to negotiate with the Board, thus ensuring fair and equal treatment of all stockholders."

                  The Plan established a non-taxable dividend distribution of one preferred stock purchase right (with an exercise price of $80), which becomes exercisable upon the occurrence of certain events, on each share of Common Stock and each share of Convertible Preferred Stock of the Company held of record as of the close of business on December 4, 1996. The Rights will expire on November 7, 2006. A summary of the Stockholder Rights Plan will be mailed to all of the Company's stockholders.

                  The Rights are redeemable by the Board of Directors at $.01 per Right at any time until a person or group (other than an institutional stockholder) acquires 15% or more of the Company's Common Stock, or an institutional stockholder acquires 20% or more of the Common Stock.

                  The name U.S. Home Corporation in housing is synonymous with quality. Since its organization in 1954, U.S. Home has been one of the leading home builders in the United States, delivering more than 264,000 homes. For more than two decades, the Company has been among the nation's ten largest single-family home builders. Today, U.S. Home builds and sells homes for the affordable, move-up and retirement and active adult home buyer in more than 200 communities in 32 metropolitan areas in 12 states.